SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2005

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-27570	56-1640186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3151 South 17th Street, Wilmington, North Carolina 28412

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 251-0081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2005, Pharmaceutical Product Development, Inc. (the “Company”) amended its Employee Stock Purchase Plan (the “ESPP”) to provide that effective July 1, 2005 the price per share of the common stock offered to participants under the ESPP shall equal 95% of the fair market value of a share of common stock on the last day of each offering period. Prior to that amendment, the price equaled 85% of the lower of the price on the first day and the last day of each offering period.

On May 18, 2005, in response to the SEC’s delay in the effective date of Financial Accounting Standards Board Statement No. 123(R) Share-Based Payment, as revised in 2004 (“FAS 123(R)”), the Company amended the ESPP to delay the effective date of the amendment described above from July 1, 2005 to the first offering period under the ESPP in which FAS123(R) will become effective. A copy of the amendment to the ESPP is attached to this report as Exhibit 10.86.

On May 18, 2005, the Compensation Committee of the Board of Directors of the Company approved raises to the annual base salaries for each of the following executive officers:

Name	Title	% Raise	New Salary	Effective Date
Fredric N. Eshelman	Vice Chairman, Chief Executive Officer	3.16%	$680,000	July 1, 2005
Linda Baddour	Chief Financial Officer, Treasurer, and Assistant Secretary	3.00%	$283,250	May 16, 2005
Colin Shannon	Executive Vice President – Global Clinical Operations	3.00%	$272,950	August 16, 2005

Item 8.01. Other Events.

On May 18, 2005, the Compensation Committee of the Board of Directors of the Company approved grants of restricted stock to Fred N. Eshelman, the Company’s Chief Executive Officer, and Linda Baddour, the Company’s Chief Financial Officer. The Committee granted 25,000 shares of restricted stock to Dr. Eshelman and 21,000 shares of restricted stock to Ms. Baddour under the Company’s Equity Compensation Plan. Both grants were subject to a three-year linear vesting schedule under which one-third of the grant will vest on each of the first, second and third anniversaries of the award. The Committee currently intends to approve a comparable award to Fred B. Davenport, Jr., the Company’s President, in September 2005 following the adoption of a new deferred compensation plan.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.86	Pharmaceutical Product Development, Inc. Employee Stock Purchase Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

Date: May 24, 2005
/s/ Fred. N. Eshelman
	Name:	Fred. N. Eshelman
	Title:	Chief Financial Officer